CSW International, Inc.
                        Intercompany Service Transactions
                    For the Quarter Ended September 30, 2000
                                   (Unaudited)




       1. Services provided by Central and South West Services, Inc., the administrative arm of the parent company, represent services provided by the parent, CSW. No services provided by Central Power and Light, Public Service Company of Oklahoma, Southwestern Electric Power Company, and/or West Texas Utility Company (collectively,
          "Operating Companies") are included in this category.


          Salaries and wages of personnel providing services to
          CSW International, Inc.                                 $ 37,594

       2. Services provided by CSW Energy, Inc., a subsidiary of Central and South West Corporation, represent services provided by an associate company.

     No services provided by Operating Companies are included in this category.

   Salaries and wages of personnel providing services to
   CSW International, Inc.                                $ 304,571

       3. Services provided by CSW Operating Companies to CSWI and Energy during the Quarter:

             NONE


       4. Guarantees issued by CSW, CSWE or CSWI for Exempt Entity projects:

             Turkey Bid Bond                                    $ 520,000

             South Coast Project                               28,032,600